Exhibit 99.1

QTS REPORTS FIRST QUARTER 2015 OPERATING RESULTS

OVERLAND PARK, Kan. – April 27, 2015 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the first quarter ended March 31, 2015.

First Quarter Highlights

•	Reported Operating FFO of $19.4 million in the first quarter of 2015, an increase of 12.7% compared to the first quarter of 2014. Operating FFO for the first quarter of 2015 on a fully diluted per share basis was $0.50 per share. Adjusted Operating FFO was $20.1 million in the first quarter of 2015, an increase of 13.2% compared to the first quarter of 2014.

•	Reported Adjusted EBITDA of $28.0 million in the first quarter of 2015, an increase of 29.6% compared to the first quarter of 2014.

•	Reported NOI of $40.6 million in the first quarter of 2015, an increase of 28.8% compared to the first quarter of 2014.

•	Total revenues of $61.4 million recognized in the first quarter of 2015, an increase of 25.4% compared to the first quarter of 2014. Monthly Recurring Revenue (“MRR”) as of March 31, 2015 increased by 22.3% to $17.8 million compared to MRR as of March 31, 2014.

•	During the first quarter of 2015 the Company executed new and modified leases aggregating to a net increase of $13.6 million in incremental annualized rent, net of downgrades, which brought the Company’s booked-not-billed annualized rent to $64.3 million as of March 31, 2015, the highest level in the Company’s history.

•	On March 2, 2015 the Company issued 5,000,000 shares of its Class A common stock and used the net proceeds of approximately $166.4 million to repay amounts outstanding under its unsecured revolving credit facility.

1 QTS Q1 Earnings 2015	Contact: IR@qtsdatacenters.com

“We are pleased that our performance during the first quarter of 2015 continues to demonstrate the strength of our fully integrated technology services platform. Our strong net incremental leasing activity of $13.6 million demonstrated the continued consistent growth of the engine of our business, C2- colocation and C3- cloud and managed services, and the ability to accelerate growth with C1- custom data center. We continue to experience strong pricing metrics and low churn, and our record booked-not-billed backlog of $64.3 million in annualized rent provides us continued visibility and confidence in our future performance,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “We will continue to focus on expanding and investing in our business and developing our remaining capacity in a capital efficient, profitable manner, while leveraging our product mix to provide enterprise customers with the solutions that they increasingly require in today’s complex technology environments.”

Financial Results

Net income recognized in the first quarter of 2015 was $5.0 million ($0.13 per basic and diluted share) compared to net income of $5.3 million recognized in the first quarter of 2014. QTS generated Operating FFO of $19.4 million in the first quarter of 2015, an increase of approximately 12.7% compared to $17.3 million for the first quarter of 2014. This increase in Operating FFO reflects the increased interest expense impact of QTS’ July 2014 $300 million Senior Note offering, where QTS locked in long-term, fixed rate capital with a maturity date in 2022. Adjusted Operating FFO was $20.1 million in the first quarter of 2015, an increase of 13.2% compared to $17.7 million in the first quarter of 2014. Additionally, QTS generated $28.0 million of Adjusted EBITDA in the first quarter of 2015, an increase of 29.6% compared to $21.6 million for the first quarter of 2014. MRR as of March 31, 2015 was $17.8 million, an increase of 22.3% compared to MRR as of March 31, 2014 of $14.6 million, with total revenues increasing by 25.4% to $61.4 million for the first quarter 2015 compared to $48.9 million for the first quarter 2014.

Leasing Activity

During the first quarter of 2015, QTS entered into customer leases representing approximately $13.6 million of incremental annualized rent, net of downgrades. C1 leasing activity was higher than the prior four quarter average, and QTS continues to expect that C1 leasing activity will be uneven, but in aggregate will be positive. C1 prices were above the prior four quarter average due to the signing of smaller C1 deals which tend to have a greater rate per square foot. QTS’ C2/C3 leasing activity continues to perform on a consistent basis.

During the first quarter of 2015, QTS renewed leases with a total annualized rent of $5.4 million at an average rent per square foot of $863, which was 1.2% higher than the annualized rent prior to their respective renewals, and in line with the Company’s expectation of low to mid-single digit increases. This compares to a prior four quarter average increase of 2.7% over the rates immediately prior to renewal. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal, which facilitates rate comparability. As summarized in more detail in our supplemental information, there is variability in our renewal rates based on the mix of product types renewed, and renewal rates are expected to increase in the low single digits. Rental churn (which is the MRR impact from a customer completely departing the platform in a given period compared to the total MRR at the beginning of the period) for the first quarter of 2015 was 0.4%.

During the first quarter of 2015, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) at an average rent of $817 per square foot. This compares to commenced customer leases with an aggregate trailing four quarter average of $497 per square foot. C1 rates increased 17.4% from the prior four quarter average, and C2/C3 rates increased 12.6% from the prior four quarter average. In addition, a higher portion of C2/C3 leases in the first quarter of 2015 contributed to the increased consolidated rent per leased square foot compared to the prior four quarter average. A more detailed analysis of this activity is set forth in the Company’s supplemental information.

2 QTS Q1 Earnings 2015	Contact: IR@qtsdatacenters.com

As of March 31, 2015, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of March 31, 2015) was approximately $5.4 million, or $64.3 million of annualized rent, the highest amount in the Company’s history, and compares to $57.8 million at December 31, 2014. The booked-not-billed balance is expected to contribute an incremental $9.7 million to revenue in 2015 (representing $22.0 million in annualized revenues), an incremental $18.4 million in 2016 (representing $25.2 million in annualized revenues), and an incremental $17.1 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the first quarter of 2015, the Company brought online approximately 33,000 net rentable square feet (“NRSF”) of raised floor at an aggregate cost of approximately $41 million. In addition, during the first quarter of 2015, the Company continued redevelopment of the Dallas – Fort Worth, Atlanta – Metro, Richmond and Chicago facilities to have space ready for customers later in 2015, 2016 and forward. The Company expects to place approximately $116 million and 73,000 raised floor NRSF into service in the remaining three quarters of 2015. The majority of the capital spend that is not placed into service in 2015 will be for ongoing expansion and development of our facilities, including the Chicago facility, and to facilitate the booked-not-billed backlog.

Balance Sheet and Liquidity

As of March 31, 2015, QTS’ total debt balance was $537.3 million, resulting in a debt to annualized Adjusted EBITDA of 4.8x. This ratio was impacted by various portions of QTS’ portfolio that were placed into service in the first quarter of 2015 which have not yet produced a stabilized Adjusted EBITDA. In addition, the Company incurred costs included in construction in progress related to revenue which will begin to ramp in 2015 and 2016 associated with the Company’s record booked-not-billed backlog of $64.3 million in annualized rent. As the revenues associated with this backlog commence, the Company expects its long term debt to Adjusted EBITDA ratio to continue to improve.

On March 2, 2015, the Company issued 5,000,000 shares and GA QTS Interholdco, LLC, a selling stockholder and an affiliate of General Atlantic LLC, sold 4,350,000 shares of QTS’ Class A common stock at a price of $34.75 per share. The selling stockholder granted the underwriters a 30-day option to purchase an aggregate of up to an additional 1,402,500 shares of common stock at the public offering price, which the underwriters exercised. The Company used the net proceeds of approximately $166.4 million to repay amounts outstanding under its unsecured revolving credit facility. The Company did not receive any proceeds from the offering of shares by the selling stockholder.

2015 Guidance

QTS is maintaining its 2015 guidance for Adjusted EBITDA in the range of $115.0 million to $123.0 million. QTS is updating its 2015 guidance for Operating FFO to a range of $87.2 million to $91.2 million, or Operating FFO per share of $2.07 to $2.17, to reflect the equity issuance discussed above. The updates to Operating FFO and Operating FFO per share solely reflect the impact of the equity issuance and do not represent any change in views for the core operating performance of the Company, which remains unchanged. QTS is also revising its 2015 guidance on development Capital Expenditures, excluding acquisitions, to approximately $275 million to $325 million to incorporate the positive acceleration of customer activity in Richmond and Dallas-Fort Worth.

This guidance is calculated based on core revenue growth, excluding acquisitions, in the mid to high teens (which ramp during the year), annual rental churn of 5-8%, and does not contemplate any acquisitions, dispositions or financing activities other than those which have already been disclosed.

3 QTS Q1 Earnings 2015	Contact: IR@qtsdatacenters.com

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

Conference Call Details

The Company will host a conference call and webcast on April 28, 2015, at 10:00 a.m., Eastern time (9:00 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 8080910# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast, earnings presentation and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE:QTS) is a leading owner, developer and operator of state-of-the-art, carrier-neutral, multi-tenant data centers. The Company’s data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. The Company has a fully integrated platform through which it owns and operates its data centers and provides a broad range of information technology infrastructure solutions. The Company believes that it owns and operates one of the largest portfolios of multi-tenant data centers in the United States, as measured by gross square footage, and has the capacity to more than double its leased raised floor square footage without constructing any new buildings. The Company’s portfolio is currently leased to over 850 customers comprised of companies of all sizes representing an array of industries

QTS Investor Relations Contact

Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; national and local economic conditions; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

4 QTS Q1 Earnings 2015	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2015	2014
ASSETS	(unaudited)
Real Estate Assets
Land	$48,577	$48,577
Buildings and improvements	954,915	914,286
Less: Accumulated depreciation	(192,107)	(180,167)
	811,385	782,696

Construction in progress	266,234	214,719
Real Estate Assets, net	1,077,619	997,415
Cash and cash equivalents	5,748	10,788
Rents and other receivables, net	16,730	15,579
Acquired intangibles, net	17,262	18,000
Deferred costs, net (1)	37,902	37,058
Prepaid expenses	6,477	3,079
Other assets, net (2)	24,252	24,640
TOTAL ASSETS	$1,185,990	$1,106,559

LIABILITIES
Mortgage notes payable	$86,016	$86,600
Unsecured credit facility	140,000	239,838
Senior notes	297,791	297,729
Capital lease obligations	13,509	13,062
Accounts payable and accrued liabilities	82,230	64,607
Dividends and distributions payable	13,381	10,705
Advance rents, security deposits and other liabilities	3,439	3,302
Deferred income	11,401	10,531
TOTAL LIABILITIES	647,767	726,374

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 34,818,437 and 29,408,138 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	348	294
Additional paid-in capital	474,185	324,917
Accumulated dividends in excess of earnings	(29,563)	(22,503)
Total stockholders’ equity	444,970	302,708
Noncontrolling interests	93,253	77,477
TOTAL EQUITY	538,223	380,185
TOTAL LIABILITIES AND EQUITY	$1,185,990	$1,106,559

(1)	As of March 31, 2015 and December 31, 2014, deferred costs, net, included $16.0 million and $16.5 million of deferred financing costs net of amortization, respectively, $18.8 million and $17.4 million of deferred leasing costs net of amortization, respectively, and $3.1 million and $3.2 million, net of amortization, related to a leasing arrangement at the Company’s Princeton facility, respectively.
(2)	As of March 31, 2015 and December 31, 2014, other assets, net, primarily included $21.8 million and $21.4 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

5 QTS Q1 Earnings 2015	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and

Comprehensive Income

(in thousands)

	Three Months Ended (unaudited)
	March 31,	December 31,	March 31,
Revenues:	2015	2014	2014
Rental	$49,333	$47,656	$40,579
Recoveries from customers	5,664	5,520	3,691
Cloud and managed services	5,795	5,788	4,231
Other (1)	594	599	442
Total revenues	61,386	59,563	48,943
Operating expenses:
Property operating costs	19,336	18,397	16,223
Real estate taxes and insurance	1,485	1,403	1,218
Depreciation and amortization	16,243	16,008	13,247
General and administrative (2)	13,838	11,987	10,778
Restructuring	-	26	-
Transaction costs (3)	105	60	64
Total operating expenses	51,007	47,881	41,530

Operating income	10,379	11,682	7,413

Other income and expense:
Interest income	-	-	8
Interest expense	(5,342)	(5,625)	(2,065)
Other expense, net (4)	-	(291)	-
Income before taxes	5,037	5,766	5,356
Tax benefit (expense) of taxable REIT subsidiaries	-	82	(28)
Net income	5,037	5,848	5,328
Net income attributable to noncontrolling interests (5)	(955)	(1,221)	(1,130)
Net income attributable to QTS Realty Trust, Inc	4,082	4,627	4,198
Unrealized gain on swap (6)	-	-	105
Comprehensive income	$4,082	$4,627	$4,303

(1)	Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other income items. Straight line rent was $0.4 million, $0.4 million and $0.2 million for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.
(2)	General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 22.5%, 20.1%, and 22.0% of total revenues for the three month periods ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.
(3)	Transaction costs – For the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, the Company recognized $0.1 million, $0.1 million and $0.1 million, respectively, in costs related to the examination of actual and potential acquisitions.
(4)	Other expense, net – Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(5)	Noncontrolling interest –As of March 31, 2015, the noncontrolling ownership interest of QualityTech, LP was 17.3%, which is related to certain persons who were owners of QualityTech, LP prior to the Company’s initial public offering.
(6)	Unrealized gain on swap – For derivative instruments that are accounted for as hedges, or for the effective portions of qualifying hedges, the change in fair value is recorded as unrealized gains (losses) on swap and is included in other comprehensive income. The swaps that the Company previously held matured in September 2014, therefore, all gains were realized within that period and there was no unrealized gain or loss recognized in the Combined Consolidated Statements of Operations and Comprehensive Income for the three month periods ended March 31, 2015 and December 31, 2014.

6 QTS Q1 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-recurring and primarily non-cash charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation, straight line rent adjustments, and non-cash compensation.

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
FFO
Net income	$5,037	$5,848	$5,328
Real estate depreciation and amortization	14,302	14,192	11,864
FFO	19,339	20,040	17,192

Write off of unamortized deferred finance costs	-	291	-
Restructuring costs	-	26	-
Transaction costs	105	60	64
Operating FFO *	19,444	20,417	17,256

Maintenance Capex	(17)	(712)	(73)
Leasing commissions paid	(3,084)	(3,615)	(2,249)
Amortization of deferred financing costs and bond discount	849	842	582
Non real estate depreciation and amortization	1,941	1,817	1,382
Straight line rent revenue	(436)	(369)	(152)
Straight line rent expense	71	71	75
Equity-based compensation expense	1,307	1,252	911
Adjusted Operating FFO *	$20,075	$19,703	$17,732

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

7 QTS Q1 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income excluding interest expense and interest income, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results and also, in part, to assess the value of the Company’s operating portfolio. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, equity-based compensation expense, restructuring charge, gain on legal settlement and gain on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
EBITDA and Adjusted EBITDA
Net income	$5,037	$5,848	$5,328
Interest expense	5,342	5,625	2,065
Interest income	-	-	(8)
Tax (benefit) expense of taxable REIT subsidiaries	-	(82)	28
Depreciation and amortization	16,243	16,008	13,247
EBITDA	26,622	27,399	20,660

Write off of unamortized deferred finance costs	-	291	-
Equity-based compensation expense	1,307	1,252	911
Restructuring costs	-	26	-
Transaction costs	105	60	64
Adjusted EBITDA	$28,034	$29,028	$21,635

8 QTS Q1 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income, excluding: interest expense, interest income, tax expense of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, gain on legal settlement, gain on sale of real estate, restructuring charge and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income to NOI is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Net Operating Income (NOI)
Net income	$5,037	$5,848	$5,328
Interest expense	5,342	5,625	2,065
Interest income	-	-	(8)
Depreciation and amortization	16,243	16,008	13,247
Write off of unamortized deferred finance costs	-	291	-
Tax (benefit) expense of taxable REIT subsidiaries	-	(82)	28
Restructuring costs	-	26	-
Transaction costs	105	60	64
General and administrative expenses	13,838	11,987	10,778
NOI (1)	$40,565	$39,763	$31,502
Breakdown of NOI by facility:
Atlanta-Metro data center	$16,766	$16,386	$14,402
Atlanta-Suwanee data center	10,130	9,711	8,174
Santa Clara data center	3,377	3,390	2,730
Richmond data center	4,255	4,208	3,047
Sacramento data center	1,871	1,869	2,324
Princeton data center	2,349	2,739	-
Dallas-Fort Worth data center	749	395	-
Other facilities	1,068	1,065	825
NOI (1)	$40,565	$39,763	$31,502

(1)	Includes facility level general and administrative expense allocation charges of 4% of revenue which aggregated to $2.5 million, $2.4 million and $2.0 million for the three month periods ended March 31, 2015, December 31, 2014, and March 31, 2014, respectively.

9 QTS Q1 Earnings 2015	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,

	2015	2014	2014
Recognized MRR in the period
Total period revenues (GAAP basis)	$61,386	$59,563	$48,943
Less: Total period recoveries	(5,664)	(5,520)	(3,691)
Total period deferred setup fees	(1,246)	(1,201)	(1,219)
Total period straight line rent and other	(2,012)	(1,981)	(878)
Recognized MRR in the period	52,464	50,861	43,155

MRR at period end
Total period revenues (GAAP basis)	$61,386	$59,563	$48,943
Less: Total revenues excluding last month	(40,100)	(39,605)	(32,551)
Total revenues for last month of period	21,286	19,958	16,392
Less: Last month recoveries	(1,749)	(1,908)	(1,136)
Last month deferred setup fees	(418)	(372)	(410)
Last month straight line rent and other	(1,292)	(537)	(272)
MRR at period end	$17,827	$17,141	$14,574

10 QTS Q1 Earnings 2015	Contact: IR@qtsdatacenters.com